Exhibit 99.1

KELLY SERVICES® ELECTS NEW BOARD MEMBER

TROY, Mich. (March 9, 2018) – The board of directors of Kelly Services (Nasdaq: KELYA, KELYB) today elected Gerald Adolph, a retired Senior Partner with Booz & Company to the company’s board. With Mr. Adolph’s addition, the Kelly Services’ board has 10 members.

During his 35 years at Booz Allen Hamilton/Booz & Co., Mr. Adolph specialized in growth strategy and M&A, in addition to leading the chemicals practice, the global consumer and health practice, and the global merger integration practice. He also served on the Booz Allen Board of Directors. Earlier in his career, Mr. Adolph was employed as an engineer by Polaroid Corporation in its R&D labs and later in its chemical manufacturing division.

Mr. Adolph serves on the Board of Cintas Corporation. In the not-for-profit arena, he is Co-Chair of the Board of the NAACP Legal Defense and Education Fund. His past roles include Chair of the Executive Leadership Council Board, member of the Helen Keller International Board, and Chair of the University of Michigan Business School Advisory Board.

Mr. Adolph holds a BS degree in chemical engineering and a BS degree in management science from the Massachusetts Institute of Technology. He also earned a Master’s degree in chemical engineering from MIT and an MBA from the Harvard School of Business.

About Kelly Services

As a global leader in providing workforce solutions, Kelly Services, Inc. (Nasdaq: KELYA, KELYB) and its subsidiaries, offer a comprehensive array of outsourcing and consulting services as well as world-class staffing on a temporary, temporary-to-hire, and direct-hire basis. Kelly® directly employs nearly 500,000 people around the world in addition to having a role in connecting thousands more with work through its global network of talent suppliers and partners. Revenue in 2017 was $5.4 billion. Visit www.kellyservices.com and connect with us on Facebook, LinkedIn, and Twitter.

#                #                 #                #

Analyst Contact:	Media Contact:

Jim Polehna	Jane Stehney
Kelly Services	Kelly Services
248-244-4586	248-574-9800
polehjm@kellyservices.com	stehnja@kellyservices.com